Exhibit 99.01

Glu Mobile Inc.

2016 Executive Bonus Plan

(Approved by the Compensation Committee on December 22, 2015)

Effective Date:	December 22, 2015 for the 2016 fiscal year of Glu Mobile Inc. (the “Company”).

Eligibility:

1.              The following executive officers of the Company (the “Executive Officers”) are eligible to participate:

•                  Niccolo de Masi, the Company’s President and Chief Executive Officer;

•                  Eric Ludwig, the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer;

•                  Chris Akhavan, the Company’s President of Publishing;

•                  Nick Earl, the Company’s President of Global Studios; and

•                  Scott Leichtner, the Company’s Vice President and General Counsel

2.              The Executive Officer must be employed by the Company on the date bonuses are paid to be eligible to receive a bonus.

Bonus Level:

Target bonus levels are a fixed percentage of the Executive Officer’s annual base salary as of December 31, 2016. The exact percentage is specified in the Executive Officer’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”).

Frequency:	Awarded 100% on an annual basis.

Bonus Components:

For each of the Executive Officers, the total bonus is composed of the following two parts.

•                  75% of the bonus is awarded based on whether, and to the extent, the Company achieves the 2016 Annual Non-GAAP Revenues goal; and

•                  25% of the bonus is awarded based on whether, and to the extent, the Company achieves the 2016 Annual Adjusted EBITDA goal.

The 2016 Annual Non-GAAP Revenues goal and the 2016 Annual Adjusted EBITDA goal will be evaluated independently of each other. No bonuses will be paid with respect to a goal unless the Company achieves such goal at a specified threshold that has been established by the Committee based on Glu’s Board approved 2016 Operating Plan (the “Plan Threshold”).

To the extent that the Company achieves the 2016 Annual Non-GAAP Revenues goal at a level equal to the Plan Threshold, then each Executive Officer will receive a bonus that equals 15% of his maximum bonus amount specified below.  To the extent that the Company achieves the 2016 Annual Adjusted EBITDA goal at a level equal to the Plan Threshold, then each Executive Officer will receive a bonus that equals 10% of his maximum bonus amount.  Accordingly, if the Company were to achieve both goals at a level equal to the Plan Threshold, then each Executive Officer will receive a bonus that equals 25% of his maximum bonus amount.

There are additive compensation components that provide for additional payouts if the Company exceeds the Plan Threshold for either goal, with the Executive Officers eligible to receive bonuses of up to the following maximum target bonus percentages for maximum achievement on each of the two goals:

•                  Mr. de Masi – 500%;

•                  Mr. Ludwig – 200%;

•                  Mr. Akhavan – 200%;

•                  Mr. Earl – 100%; and

•                  Mr. Leichtner – 100%.

Because each goal is evaluated independently of each other, overachievement on one goal cannot compensate for underachievement on the other goal.

Payment Timing:	All bonus payments made under the Bonus Plan shall be made no later than March 15, 2017.

Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.

Employment Relationship:	Employment with the Company is at-will and participation in this Bonus Plan in no way constitutes an employment contract conferring either a right or obligation of continued employment.

Governing Law:	The Bonus Plan will be governed by and construed in accordance with the laws of the State of California.